Exhibit 2.5

Description of Rights of Each Class of Securities

Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Our class A ordinary shares, par value US$0.002 per share (the “Class A Ordinary Shares”) are traded and listed on the Nasdaq Capital Market under the ticker symbol “DSY”, and our warrants are traded and listed on the Nasdaq Capital Market under the ticker symbol “DSYWW.” Our Class A Ordinary Shares and warrants are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of Class A Ordinary Shares and warrants.

Description of Class A Ordinary Shares

The following is a summary of material provisions of our second amended and restated memorandum and articles of association, adopted by a special resolution passed on 30 January 2026 and effective on 30 January 2026 (the “Memorandum and Articles of Association”), as well as the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entirety of our Second Amended and Restated Memorandum and Articles of Association, which has been furnished to the U.S. Securities and Exchange Commission as Exhibit 3.1 to our current report on Form 6-K on February 4, 2026 and is incorporated by reference as Exhibit 1.1 to this annual report on Form 20-F.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A Ordinary Share and each Class B Ordinary Share (together, the “Ordinary Shares”) has a par value of US$0.002 per share. The number of Ordinary Shares that have been issued as of the last day of the financial year ended June 30, 2026 is provided on the cover of the annual report on Form 20-F.

Preemptive Rights (Item 9.A.3 of Form 20-F)

The holders of our Ordinary Shares do not have pre-emptive rights under the Cayman Companies Act or pursuant to our Second Amended and Restated Memorandum and Articles of Association.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Please refer to descriptions under “Warrants and Rights (Item 12.B of Form 20-F)” below.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

Class A Ordinary Shares

Our authorized share capital is US$50,000 divided into 25,000,000 shares comprising 20,000,000 Class A Ordinary Shares of par value of US$0.002 each and 5,000,000 Class B Ordinary Shares of par value of US$0.002 each. Save and except for voting rights and conversion rights, the Class A Ordinary Shares and the Class B Ordinary Shares rank pari passu with one another and have the same rights, preferences, privileges and restrictions. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our directors or by ordinary resolution, provided that no dividend declared by ordinary resolution shall exceed the amount recommended by our directors. The Second Amended and Restated Memorandum and Articles of Association provides that no dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Cayman Companies Act, the share premium account.

Voting Rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each Class A Ordinary Share entitles the holder thereof to one (1) vote and each Class B Ordinary Share entitles the holder thereof to twenty-five (25) votes on all matters subject to vote at our general meetings. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by any one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of the paid up voting share capital of our company. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to the Second Amended and Restated Memorandum and Articles of Association.

Conversion

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof by written notice to us. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. Upon (a) any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder thereof to any person or entity that is not a Permitted Transferee (being the holder’s immediate family members or his or her family trust(s)) of such holder, or (b) a change of control of the ultimate beneficial ownership of any Class B Ordinary Shares to any person or entity who is not a Permitted Transferee of the registered holder, such Class B Ordinary Shares will be automatically and immediately converted into an equal number of Class A Ordinary Shares. The creation of any pledge, charge, encumbrance or other third party right on any Class B Ordinary Shares will not trigger conversion unless and until it is enforced and results in the third party holding legal title to the relevant Class B Ordinary Shares. Any conversion is effected by way of re-designation of the relevant Class B Ordinary Shares as Class A Ordinary Shares.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors may, in their absolute discretion and without the approval of the shareholders, cause us to (1) issue, allot and dispose of shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; (2) grant rights over shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding shares, at such times and on such other terms as they think proper; and (3) grant options with respect to shares and issue warrants or similar instruments with respect thereto.

General Meetings of Shareholders

Our directors may call general meetings, and they shall on a requisition of our shareholders holding not less than one-third of our share capital carrying the right of voting at general meetings forthwith proceed to convene an extraordinary general meeting. If the directors do not within 21 calendar days from the date of deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 calendar days, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a general meeting. Advance notice of at least seven calendar days is required for the convening of any general meeting of our shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders holding not less than an aggregate of one-third of all voting share capital in issue present in person or by proxy and entitled to vote.

Transfer of Shares

Subject to the restrictions contained in the Second Amended and Restated Memorandum and Articles of Association and any other contractual restrictions, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in writing executed by or on behalf of the transferor. Shares are transferable subject to the approval of our board of directors or the written consent of a director authorized by the board in writing to approve share transfers, and our board of directors may, in its sole discretion, decline to register any transfer of any share which is not fully paid up or on which we have a lien.

Our board of directors may decline to register any transfer of any our Ordinary Shares unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the our Ordinary Shares to which it relates and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of our Ordinary Shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the our Ordinary Share is to be transferred does not exceed four;

●	the shares conceded are free of any lien in favor of us; or

●	a fee of such maximum sum as the exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

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If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of our Ordinary Shares shall be distributed among the holders of the our Ordinary Shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares

Subject to the provisions of the Cayman Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at our option or at the option of the holders, on such terms and in such manner as we may, by special resolution, determine before the issue of such shares. Subject to the provisions of the Cayman Companies Act, we may also purchase any of our own shares on the terms and in the manner which our directors determine at the time of such purchase.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Cayman Companies Act and terms of issue of shares of such class, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the Cayman Companies Act or imposed by Second Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

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Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Some provisions of our Second Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Second Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of us.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements. The Cayman Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist. Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. Under the Cayman Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

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In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by: (i) seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, or (ii) a majority in number representing seventy-five percent (75%) in value of creditors or class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of not less than 90% in value of the shares for which the offer has been made, the offeror may, within a two-month period after the approval by the said holders, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

●	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

●	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

●	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability. The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime. Our Memorandum and Articles of Association provide that every director and officer of our company (which shall not include our auditors), together with every former director and former officer (each an “Indemnified Person”), shall be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions, other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to us for any loss or damage incurred by us as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

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We shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought, provided that the Indemnified Person executes an undertaking to repay the advanced amount if it is determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification, in which case any advancement shall be returned to us (without interest).

Our directors may, on our behalf, purchase and maintain insurance for the benefit of any director or other officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to us.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we may enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Anti-Takeover Provisions in Our Articles. Some provisions of our Second Amended and Restated Memorandum and Articles of Association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders, and our dual-class share structure under which each Class B Ordinary Share carries twenty-five (25) votes.

Under the Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

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Shareholder Proposals. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Pursuant to our Second Amended and Restated Memorandum and Articles of Association, our directors may call general meetings at their discretion. In addition, the directors shall, upon the requisition of shareholders holding not less than one-third of our share capital carrying the right of voting at general meetings, forthwith proceed to convene an extraordinary general meeting, failing which the requisitionists may themselves convene a general meeting in the circumstances described above. At least seven (7) calendar days’ advance notice is required for the convening of any general meeting of our shareholders. The quorum required for a meeting of shareholders consists of one or more shareholders holding not less than an aggregate of one-third of all voting share capital in issue present in person or by proxy and entitled to vote. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, a director may be removed from office by ordinary resolution or by our board of directors at any time before the expiration of his term. In addition, the office of a director shall be vacated if the director (a) becomes bankrupt or makes any arrangement or composition with his creditors, (b) dies or is found to be or becomes of unsound mind, (c) resigns his office by notice in writing to us, or (d) is removed from office pursuant to our Memorandum and Articles of Association or the Statutes (as defined therein).

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

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The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Companies Act, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of that class where such variation is considered by our directors not to have a material adverse effect upon such rights; otherwise, such rights may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Companies Act, our Memorandum and Articles of Association may only be amended by special resolution of our shareholders.

Changes in Capital (Item 10.B.10 of Form 20-F)

We may from time to time by Ordinary Resolution:

●	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;

●	sub-divide our existing shares or any of them into shares of a smaller amount, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by the Cayman Companies Act.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

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Warrants and Rights (Item 12.B of Form 20-F)

As of the date of this annual report, we have 6,016,125 warrants outstanding, which consisted of: (i) 5,750,000 warrants (the “Public Warrants”) held by Cede and Company, as nominee for beneficial shareholders, with each Public Warrant exercisable to purchase one-twentieth (1/20) of one Class A Ordinary Share at a price of $230.00 per full Class A Ordinary Share, and (ii) 266,125 warrants (the “Private Warrants”) held by Plutonian Investments LLC, with each Private Warrant exercisable to purchase one-twentieth (1/20) of one Class A Ordinary Share at a price of $230.00 per full Class A Ordinary Share. The warrants are governed by the warrant agreement, dated November 9, 2022, between Plutonian Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent, as supplemented by the supplemental warrant agreement, effective as of June 6, 2024, among Plutonian Acquisition Corp., us and Continental Stock Transfer & Trust Company (as so supplemented, the “Warrant Agreement”). The following provides a summary of the material provisions governing the warrants.

Each redeemable warrant entitles the holder thereof to purchase one-twentieth (1/20) of one Class A Ordinary Share at a price of $230.00 per full Class A Ordinary Share, subject to adjustment as described in this report. Accordingly, following the one-for-twenty share consolidation approved by our shareholders on January 30, 2026 and reflected in the market on February 23, 2026, 20 warrants must be exercised to receive one full Class A Ordinary Share. No fractional Class A Ordinary Shares will be issued upon exercise of the warrants, and the number of Class A Ordinary Shares otherwise issuable will be rounded down to the nearest whole share. The warrants became exercisable on the later of 30 days after the completion of the Business Combination (as defined in the annual report) and 12 months from the closing of Plutonian Acquisition Corp.’s initial public offer. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the Class A Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Class A Ordinary Share. Notwithstanding the foregoing, if a registration statement covering the issuance of the Class A Ordinary Share issuable upon exercise of the warrants is not effective within 90 days from the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. In the event that holders are able to exercise their warrants on a “cashless basis,” each holder would pay the exercise price by surrendering the warrants in exchange for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” for this purpose shall mean the average last reported sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the exercise date. No fractional Class A Ordinary Shares will be issued in connection with a cashless exercise. The warrants will expire five years from the closing of the Business Combination at 5:00 p.m., New York City time, on June 6, 2029, or earlier upon redemption or liquidation.

In addition, if (x) Plutonian Acquisition Corp. issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by its board of directors and, in the case of any such issuance to Plutonian Acquisition Corp.’s initial stockholders or their affiliates, without taking into account any insider shares held by its initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial business combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which Plutonian Acquisition Corp. consummates its initial business combination (such price, the “Market Price”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Price and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Price and the Newly Issued Price. Following the one-for-twenty share consolidation, the redemption trigger price, which was originally $18.00 per share, is $360.00 per Class A Ordinary Share, subject to further adjustment in accordance with the Warrant Agreement.

We may redeem not less than all of the outstanding warrants, at any time during the exercise period, at a price of $0.01 per warrant, upon not less than 30 days’ prior written notice of redemption to each warrant holder, provided that the closing price of the Class A Ordinary Shares equals or exceeds $360.00 per share (subject to adjustment in accordance with the Warrant Agreement) on any 20 trading days within any 30 trading day period commencing after the warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given, and provided further that there is an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period, or we have elected to require the exercise of the warrants on a “cashless basis.” However, we may not exercise this redemption right if the issuance of Class A Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Warrant holders may exercise their warrants after notice of redemption is given and prior to the redemption date. On and after the redemption date, a holder of warrants will have no further rights except to receive the redemption price upon surrender of the warrants.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.

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